                                                          Is this the last filing
Series Number                 Series Name                 for the series? (Y or N)
-------------  ------------------------------------------ ------------------------
102.           TRANSAMERICA MULTI-MANAGER ALTER STRAT VP             N

103.           TRANSAMERICA BR GLB ALLOC MAN RISK GR VP              N

104.           TRANSAMERICA BR GLB ALLOC MAN RISK GR VP              N

105.           TRANSAMERICA AMERICAN FUNDS MAN RISK VP               N

106.           TRANSAMERICA BlackRock Equity Smart Beta 100 VP       N

107.           TRANSAMERICA BlackRock Smart Beta 50 VP               N

108.           TRANSAMERICA BlackRock Smart Beta 75 VP               N

109.           TRANSAMERICA US Equity Index VP                       N

110.           TRANSAMERICA International Equity Index VP            N
